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                                                                  Exhibit 23.1.3

               Consent of Ernst & Young, LLP Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3, No. 333-101537) of ITC/\DeltaCom, Inc. for the registration of shares of its common stock, Series A preferred stock, Series B preferred stock and warrants to purchase common stock and to the incorporation by reference therein and in the registration statements listed below of ITC/\DeltaCom, Inc. of our report dated January 24, 2003 (except for Note 14, as to which the date is March 5, 2003), with respect to the consolidated financial statements of BTI Telecom Corp. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in the Current Report on Form 8-K of ITC/\DeltaCom, Inc. filed with the Securities and Exchange Commission on October 21, 2003:

     1. Registration Statement Number 333-101007 on Form S-8 dated November 5, 2002 pertaining to the ITC/\DeltaCom, Inc. Stock Incentive Plan

     2. Registration Statement Number 333-49034 on Form S-8 dated October 31, 2000 pertaining to the ITC/\DeltaCom, Inc. 1997 Stock Option Plan and ITC/\DeltaCom, Inc. Employee Profit Sharing and 401(k) Plan

     3. Registration Statement Number 333-62773 on Form S-8 dated September 2, 1998 pertaining to the ITC/\DeltaCom, Inc. Employee Profit Sharing and 401(k) Plan

     4.   Registration Statement Number 333-111329 on Form S-8 dated
          December 18, 2003 pertaining to the ITC/\DeltaCom, Inc. Stock Incentive Plan and the ITC/\DeltaCom, Inc. Employee Profit Sharing and 401(k) Plan

                                                           /s/ Ernst & Young LLP

Raleigh, North Carolina
January 22, 2004